Exhibit 10.30

January 3, 2023

Jennifer Kent

Dear Jennifer,

It is my pleasure to invite you to join the team at Kohl's, Inc. (together with its parent, Kohl’s Corporation, "Kohl's"). References to “Kohl’s” shall mean Kohl’s Inc. and/or Kohl’s Corporation as the context requires. We're a company driven by passion, innovation and a focus on quality - the same characteristics we look for in our associates. We believe you reflect these values and we feel confident you'll find rewarding opportunities with us.

Position: You are being offered the position of Senior Executive Vice President, Chief Legal Officer & Secretary of Kohl’s, Inc. and its publicly-traded parent, Kohl’s Corporation, reporting to the Chief Executive Officer of such entities.

Start Date: Your first day with the company will be determined after your acceptance of this offer (your “start date” or “date of hire”).

Salary: Your annualized salary will be $650,000. You will be paid on the 15th and 30th of each month. We will review your job performance and base compensation in accordance with our annual review process which typically occurs in the first quarter of each fiscal year.

Signing Incentive: You will receive a gross cash signing incentive of $450,000 (the “Signing Incentive”) less applicable deductions and withholdings. This Signing Incentive will be paid to you within fifteen (15) days of your start date.

Annual Incentive Program: Based on your position as Senior Executive Vice President, Chief Legal Officer & Secretary, you will be eligible to participate in accordance with the Kohl's Annual Incentive Program with a target of 110% of your base salary. This will provide an annual cash compensation opportunity equal to 0% to 150% of your target, with the actual amount earned based upon Kohl’s annual performance relative to specific objectives and targets that are established by Kohl’s Board of Directors’ Compensation Committee at the beginning of each year.

Equity Awards:

1.
Recruitment Award: You will receive a recruitment award of Kohl’s restricted stock units (RSUs) valued at $2,500,000. In accordance with Kohl’s Equity Compensation Award Guidelines, the grant date for this award will be the last NYSE trading day on or before the 15th of the month following the month of your start date at Kohl’s. The number of RSUs will be based upon the closing share price on the grant date. These RSUs will vest in 3 installments: 40% on the first anniversary of the grant date, 30% on the second anniversary of the grant date and 30% on the third anniversary of the grant date, all contingent on your continued employment by Kohl’s on each vesting date, except as provided in the award agreement (the terms of which for death, disability and change in control shall track the restricted stock unit agreement currently on file with the SEC and provide full acceleration for a termination without cause or a voluntary termination with good reason).

2.
Annual Awards: You will become eligible to participate in the Long Term Incentive Plan (LTIP) with an annual target of $1,350,000. Your first grant is expected to be made in conjunction with our next annual grant process in March of 2023 and will consist of 60% Performance Share Units (PSUs) and 40% Restricted Stock Units (RSUs). The number of PSUs and RSUs awarded will be based upon the closing share price on the grant date, with RSUs valued at that closing price and PSUs valued in accordance with Kohl’s standard Monte Carlo valuation methodology. The RSUs will vest in four equal annual installments. The PSUs cliff-vest following fiscal year 2025. The actual value of the PSUs is dependent upon Kohl’s cumulative performance in 2023, 2024 and 2025, and can be worth up to 200% of the grant date value. The value of the PSUs may also be modified by 25% (plus or minus) based upon Kohl’s “Total Shareholder Return” over that 3 year period.

Executive Compensation Agreement: On your start date, you and Kohl’s will enter into an Executive Compensation Agreement which provides for separation benefits upon certain involuntary terminations.

Automobile Program: You will be eligible for an annualized automobile allowance of $18,000, paid bi-monthly.

Benefits: Kohl's offers a competitive benefits package. These benefits are designed to promote health, financial success, and a positive balance in your work and personal life. Detailed information on all of our benefit programs will be mailed to your home. In addition, you will also be able to access the information and enrollment services website at myHR.kohls.com on the Monday after your start date.

Your medical, dental, and vision coverage starts immediately. You have 45 days from your hire date to enroll in benefits. If you do not have your packet within 3 weeks of your hire date, or if you have questions, please contact the Kohl's Benefits Center. Carla Nelson is our internal Director of Benefits. You can also reach out to her by email.

Executive Medical Plan: In addition to Kohl’s standard medical plans, you will become eligible for the Kohl’s Executive Medical Supplement Program. The Executive Medical Supplement Program provides up to an additional $25,000 annually to reimburse out of pocket expenses for customary medical and dental services as well as co-payments and deductibles. Eligible expenses must be authorized by your physician and be medically necessary for the treatment of illness or injury.

Kohl's, Inc. 401(k) Savings Plan: Immediately upon your date of hire you can begin contributions to the 401(k) savings plan, up to the annual IRS contribution limits. You may elect to save using pre-tax and/ or Roth contributions. After one year of service you will be eligible to receive a 100% match on your personal savings, up to 5% of your pay.

Non-Qualified Deferred Compensation Plan: This plan provides an additional pre-tax savings opportunity above the IRS limits on your 401(k) Plan. Each year, you may elect to contribute a portion of your base salary and/or bonus into the Plan and enjoy tax deferral of your contributions and their investment earnings until they are paid to you. You may use the plan to build additional wealth toward retirement or schedule withdrawals while still employed to meet other savings goals.

Financial and Tax Advisory Services: Kohl's will reimburse you for certain financial and tax advisory services up to $10,000 annually.

PTO for exempt: As an associate of Kohl's you will become eligible for PTO on the first of the month following your hire date. On an annual basis at the start of the fiscal year you will be eligible for 25 days of PTO.

Associate Discount: You will receive a 15% discount on merchandise you purchase for yourself and your eligible dependents consistent with Kohl’s policies and procedures.

Miscellaneous:

•
Authorization to Work: Kohl's is required to verify your identity and authorization to work in the United States. You must provide us with documents that confirm your identity and authorization to work. Provided with this letter is a copy of the List of Acceptable Documents. Please provide either one document (one from List A) or two documents (one from List B and one from List C). Please bring these document(s) with you on your first day of employment

•
Reimbursement of Certain Payments Upon Termination of Employment: If you voluntarily end your employment with Kohl’s or are terminated for cause prior to January 1, 2024, you will be required to repay 100% of the Signing Incentive. Kohl’s may deduct these amounts from any final compensation owed to you.

•
Conditions: Kohl's is offering you this position with the understanding that, except as you have previously disclosed, you have no contractual obligation to any employer that would prohibit or restrict your ability to perform your duties for Kohl's. It should be understood by you that Kohl's has no interest in obtaining any proprietary or confidential information from your former employer. You should not bring any such information (in written or electronic form) to Kohl's and Kohl's will not accept such information from you for its use. If you have any questions with respect to what may constitute "trade secrets" or otherwise proprietary or confidential information, I urge you to contact your employer's legal department or an attorney of your choosing for clarification. Kohl’s confirms that all reference checks and the criminal history background check have been completed.

This covers the key aspects of our employment offer to you. If there is a discrepancy between the information in this letter and the legal plan documents, the legal plan documents will govern. The company reserves the right to amend, modify, suspend or terminate any of its equity, incentive, and other benefit programs at any time. Please note that this letter serves as a non-binding confirmation of an employment offer and is neither intended nor implied as a contract of employment. The terms of this offer, and your acceptance, shall not be binding upon either party until the above referenced Executive Compensation Agreement is signed by you and an authorized Kohl’s representative.

Jennifer, it is our pleasure to welcome you to Kohl's. We look forward to working with you in supporting the success and growth of our company.

On behalf of Tom Kingsbury, it is my pleasure to welcome you to Kohl’s. We look forward to working with you in supporting the growth and success of our Company.

Sincerely,

/s/ Marc Chini

Marc Chini

Chief People Officer

Kohl’s, Inc.

Please date, sign and return a copy of this offer letter.

I accept the terms of this offer letter.

Dated this 4th (day) of Jan (month), 2023(year).

X_/s/ Jennifer Kent____________________________________________________

FIRST LAST

KOHL'S SIGNING INCENTIVE AGREEMENT

AGREEMENT made this ___January 4_______, 2023 between Jennifer Kent ("Future Executive") and Kohl's, Inc. ("Company"), the Future Executive hereby agrees to reimburse the Company $450,000 in the event the Executive voluntarily severs his/her employment with the Company or is terminated for cause at any time prior to January 1, 2024.

In the event the Future Executive is required to reimburse the Company, pursuant to this Agreement, the Future Executive will reimburse the Company for all payments in a lump sum on the last day of his/her employment with the Company. The Future Executive agrees Company may deduct amounts due the Company pursuant to this Agreement from wages owed by Company to the Future Executive.

This Agreement shall be interpreted and construed in accordance with the laws of the State of Wisconsin, without regard to its conflicts of laws provisions. Any proceeding brought to enforce a party's rights hereunder shall be brought exclusively in the courts of the State of Wisconsin, Waukesha County, and Executive expressly waives any claim that Waukesha County is an inconvenient Forum.

Nothing contained herein shall limit Company's rights to terminate the Future Executive's employment at any time, for any reason.

Signature: ___/s/ Jennifer Kent___________________

Jennifer Kent

Please sign and return a copy of this agreement to Matt Carpenter, VP Compensation and Analytics via email.